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                                                       ------------------------
                               UNITED STATES                 OMB APPROVAL
                   SECURITIES AND EXCHANGE COMMISSION  OMB Number:   3235-0058
                           WASHINGTON, D.C.  20549     Expires:  June 30, 1994
                                                       Estimated average burden
                                                       hours per response..2.50
                                FORM 12b-25            ------------------------
                                                            SEC FILE NUMBER
                                                           33-9645; 811-4881
                                                       ------------------------
                       NOTIFICATION OF LATE FILING           CUSIP NUMBER
                                                                  N/A
                                                       ------------------------

(CHECK ONE):  / / Form 10-K  / /  N/A Form 20-F / / Form 11-K  / / Form 10-Q
              /X/ Form N-SAR

    For Period Ended:     November 30, 1996
                     ---------------------------
    [    ] Transition Report on Form 10-K
    [    ] Transition Report on Form 20-F
    [    ] Transition Report on Form 11-K
    [    ] Transition Report on Form 10-Q
    [    ] Transition Report on Form N-SAR
    For the Transition Period Ended:
                                    -------------------------------------------
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 READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I -- REGISTRANT INFORMATION

    Norwest Advantage Funds
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Full Name of Registrant

    Prime Value Funds, Inc.
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Former Name if Applicable


    Two Portland Square
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Address of Principal Executive Office (STREET AND NUMBER)


    Portland, ME  04101
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12B-25(b), the following should be completed. (Check box if appropriate)

         (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or
    |         expense;
    |    (b)  The subject annual report, semi-annual report, transition report
    |         on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof,
    |         will be filed on or before the fifteenth calendar day following
/X/ |         the prescribed due date; or the subject quarterly report of
    |         transition report on Form 10-Q, or portion thereof will be
    |         filed on or before the fifth calendar day following the
    |         prescribed due date; and
         (c)  The accountant's statement or other exhibit required by Rule
              12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

                                                (ATTACH EXTRA SHEETS IF NEEDED)
                                                               SEC 1344 (11-91)

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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Meredith P. Turney              (207)         879-6200 extension 6111
  -----------------------------      -----------      -----------------------
             (Name)                  (Area Code)         (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is
    no, identify report(s).                                /X/ Yes  / / No

    ---------------------------------------------------------------------------


(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
    thereof?                                               / / Yes  /X/ No

    If so, attach a explanation of the anticipated change, both narratively, and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                Norwest Advantage Funds
                    ----------------------------------------------
                     (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date  January 27, 1997
    -------------------

By /s/ Thomas G. Sheehan, Vice President and Assistant Secretary
   --------------------------------------------------------------

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. the name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                      ATTENTION
--------------------------------------------------------------------------------
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
--------------------------------------------------------------------------------

                                 GENERAL INSTRUCTIONS


1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.


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                              ATTACHMENT TO FORM 12b-25

                                   JANUARY 27, 1997

    Form N-SAR will be filed within the prescribed 15 day period consistent with Part II of this form. Due to an unavoidable delay in obtaining certain vital information, the preparation and coordination of the information necessary to complete Form N-SAR has taken longer than anticipated. Accordingly, the Registrant will need the prescribed 15 day extension period to file Form N-SAR. Form N-SAR will be electronically filed simultaneously with the mailing of Form SE as soon as possible.